EXHIBIT (n)


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (1933 Act File No. 333-58758) of Eaton Vance Senior Income Trust (the "Fund") of our report dated February 16, 2001, included in the December 31, 2000 Semiannual Report to Shareholders of the Fund, and of our report dated August 11, 2000, included in the June 30, 2000 Annual Report to Shareholders of the Fund.

We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Auditors" in the Statement of Additional Information of the Registration Statement.

/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP


Boston, Massachusetts
June 21, 2001